Exhibit 99.1

Tourmaline Bio Reports Second Quarter 2025 Financial Results and Recent Business Highlights

– Reported positive topline results from the ongoing Phase 2 TRANQUILITY trial of pacibekitug in May 2025, demonstrating rapid, deep, and durable reductions in high-sensitivity C-reactive protein with quarterly dosing –

— Additional data from the ongoing Phase 2 TRANQUILITY trial to be presented at the European Society of Cardiology Congress in August 2025 –

– On track to initiate Phase 2 proof-of-concept trial in abdominal aortic aneurysm in the second half of 2025 –

– Planning underway for a Phase 3 cardiovascular outcomes trial in atherosclerotic cardiovascular disease –

– Cash, cash equivalents, and investments of $256.4 million as of June 30, 2025 provide expected cash runway into the second half of 2027 –

NEW YORK – August 13, 2025 – Tourmaline Bio, Inc. (Tourmaline) (NASDAQ: TRML), a late-stage clinical biotechnology company developing transformative medicines to dramatically improve the lives of patients with life-altering immune and inflammatory diseases, today announced its financial results for the second quarter of 2025 and outlined recent business highlights.
“The second quarter of 2025 was a transformative period for Tourmaline with our first data readout for pacibekitug,” said Sandeep Kulkarni, MD, Co-Founder and Chief Executive Officer of Tourmaline. “We are extremely pleased with the topline results from the ongoing Phase 2 TRANQUILITY trial, which have unlocked pacibekitug’s best-in-class potential by demonstrating the viability of quarterly subcutaneous administration. With these results in hand, we look forward to advancing pacibekitug into the next stage of development within cardiovascular inflammation, including the planned initiation of our Phase 2 proof-of-concept trial in abdominal aortic aneurysm in the second half of 2025.”
Cardiovascular Inflammation Highlights:
TRANQUILITY Topline Results
•On May 20, 2025, Tourmaline announced positive topline results from the ongoing Phase 2 TRANQUILITY trial, which evaluates quarterly and monthly subcutaneous dosing of pacibekitug in patients with elevated high-sensitivity C-reactive protein (hs-CRP) and chronic kidney disease. The press release related to these topline results can be found here and a replay of the related webcast can be accessed here.
•In the TRANQUILITY trial, rapid, deep, and durable reductions in hs-CRP through Day 90 were achieved across all pacibekitug arms with high statistical significance as compared to placebo (p<0.0001 for all arms).
•Based upon these results, pacibekitug is the first and only IL-6 inhibitor known to demonstrate deep hs-CRP reductions with quarterly dosing in a clinical trial, achieving >85% hs-CRP reductions from baseline in the 50 mg quarterly arm after only a single dose.
•The overall incidence rates of adverse events and serious adverse events in the pacibekitug groups of the TRANQUILITY trial were comparable to placebo through the data extract date of

April 23, 2025. A more complete discussion of the safety data observed in the ongoing TRANQUILITY trial can be found in the topline results press release referenced above and available here.
Ongoing Development Activities
•The TRANQUILITY trial is the starting point of Tourmaline’s clinical development program for pacibekitug for the potential treatment of atherosclerotic cardiovascular disease (ASCVD) and other inflammation-driven cardiovascular diseases. Tourmaline continues to make progress in planning for a Phase 3 cardiovascular outcomes trial in ASCVD.
•Tourmaline completed a successful pre-IND interaction with the U.S. Food and Drug Administration in the second quarter of 2025 and has reached alignment with the agency on Tourmaline’s plans to conduct a Phase 2 proof-of-concept trial in abdominal aortic aneurysm (AAA), including the design of the study and the use of multi-modality imaging. Tourmaline remains on track to initiate this planned Phase 2 proof-of-concept trial in AAA in the second half of 2025.
Presentations and Publications
•At the European Society of Cardiology (ESC) Congress in Madrid, Spain, Tourmaline will present additional data related to the ongoing TRANQUILITY trial in a poster presentation entitled “A Multicenter, Randomized, Double-Blind, Placebo-Controlled Ph2 Trial of Pacibekitug SC Quarterly or Monthly in Patients with Elevated hs-CRP and Chronic Kidney Disease: TRANQUILITY 90-Day Results”. This poster will be presented on August 31, 2025 by Dr. Deepak L. Bhatt, Director of the Mount Sinai Fuster Heart Hospital, the Dr. Valentin Fuster Professor of Cardiovascular Medicine at the Icahn School of Medicine at Mount Sinai in New York, and Chair of Tourmaline’s Cardiovascular Scientific Advisory Board (for which he is compensated).
•Emil deGoma, MD, Tourmaline’s SVP of Medical Research, and John Walsh, MD, Tourmaline’s Vice President, Head of Medical Affairs, were contributing authors on a review manuscript entitled “Human Genetics Informing Drug Development in Cardiovascular Disease: Interleukin-6 Signaling as a Case Study” that was published in the August 2025 issue of Circulation: Genomic and Precision Medicine.
Thyroid Eye Disease (TED) Highlights:
•In May 2025, representatives from Tourmaline presented a poster entitled “Prevalence of Thyroid Eye Disease (TED) in the United States” at the Association for Research in Vision and Ophthalmology (ARVO) Annual Conference held in Salt Lake City, Utah.
•The Phase 2b spiriTED trial remains ongoing, and Tourmaline expects to report topline data from this trial in early 2026.
•Tourmaline expects to provide additional information on its future development plans in TED after review of data from the Phase 2b spiriTED trial.
Second Quarter 2025 Financial Results:
Cash Position
•Cash, cash equivalents, and investments were $256.4 million as of June 30, 2025, as compared to $294.9 million as of December 31, 2024. Tourmaline anticipates that its current cash, cash equivalents, and investments will provide cash runway into the second half of 2027, funding its operations through key pacibekitug data readouts in cardiovascular inflammation and TED as well as other pacibekitug development activities.
Operating Expenses
•Research and development expenses were $19.6 million for the second quarter of 2025, as compared to $15.7 million for the second quarter of 2024. The increase in research and development expenses was primarily driven by increased clinical trial expenses directly related to the TRANQUILITY and spiriTED trials, increased routine toxicology study expenses, increased employee compensation costs attributable to additional headcount, and increased consulting expenses, partially offset by decreased chemistry, manufacturing, and controls expenses.
•General and administrative expenses were $6.3 million for the second quarter of 2025, as compared to $6.2 million for the second quarter of 2024. The slight increase in general and administrative expenses was primarily driven by increased employee compensation costs, partially offset by decreased consulting expenses.
Net Loss
•Net loss was $23.1 million for the second quarter of 2025, resulting in a basic and diluted net loss per share of $0.90. Net loss was $17.5 million for the second quarter of 2024, resulting in basic and diluted net loss per share of $0.68.
•The increase in both net loss and net loss per share was attributable to increased operating expenses and Tourmaline’s overall growth from 2024 to 2025.
About Tourmaline Bio:
Tourmaline is a late-stage clinical biotechnology company driven by its mission to develop transformative medicines that dramatically improve the lives of patients with life-altering immune and inflammatory diseases. Tourmaline’s lead asset is pacibekitug. For more information, please visit https://www.tourmalinebio.com and follow us on LinkedIn, X, and Bluesky.
About Pacibekitug:
Pacibekitug is a long-acting, fully-human, anti-IL-6 monoclonal antibody with best-in-class potential and differentiated properties including a naturally long half-life, low immunogenicity, and high binding affinity to IL-6. Excluding ongoing trials, pacibekitug was previously studied in approximately 450 participants, including patients with autoimmune disorders, across six completed clinical trials. Tourmaline is currently developing pacibekitug in atherosclerotic cardiovascular disease (ASCVD) and thyroid eye disease (TED) as its first two indications, with plans to expand into abdominal aortic aneurysm (AAA) and additional diseases in the future.
Cautionary Note Regarding Forward-Looking Statements:
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe,” “designed to,” “expect,” “may,” “plan,” “potential,” “will” and similar expressions, and are based on Tourmaline’s current beliefs and expectations. These forward-looking statements include expectations regarding the development and potential therapeutic benefits of pacibekitug, including pacibekitug’s best-in-class potential; the timing of initiation, progress and results of Tourmaline’s current and future clinical trials for pacibekitug, including reporting of data therefrom; the timing of Phase 3 clinical trial readiness; the timing and potential to expand pacibekitug into additional indications; and Tourmaline’s anticipated cash runway. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the development of therapeutic product candidates, such as the risk that any one or more of Tourmaline’s current or future product candidates will not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Tourmaline’s current or future product candidates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical trials, will not be replicated or will not continue in ongoing or future studies or clinical trials involving Tourmaline’s current or future product candidates; the risk that genetic evidence or modeling data indicating the therapeutic potential of IL-6 inhibition, or clinical evidence from other drug candidates targeting IL-6, will not be replicated in ongoing or future studies or clinical trials involving Tourmaline’s current or future product candidates; the risk that Tourmaline’s current or future product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that Tourmaline anticipates; risks regarding the accuracy of Tourmaline’s estimates of expenses, capital requirements and needs for additional financing; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; unexpected litigation or other disputes; the impacts of macroeconomic conditions on Tourmaline’s business, clinical trials and financial position; and other risks and uncertainties that are described in Tourmaline’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on August 13, 2025 and other filings that Tourmaline makes with the SEC from time to time. Any forward-looking statements speak only as of the date of this press release and are based on information available to Tourmaline as of the date hereof, and Tourmaline assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Tourmaline Bio, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$19,634	$15,734	$39,892	$27,110
General and administrative	6,340	6,237	12,313	12,378
Total operating expenses	25,974	21,971	52,205	39,488
Loss from operations	(25,974)	(21,971)	(52,205)	(39,488)
Other income, net	2,882	4,484	6,143	8,690
Net loss	$(23,092)	$(17,487)	$(46,062)	$(30,798)
Net loss per share, basic and diluted	$(0.90)	$(0.68)	$(1.79)	$(1.24)
Weighted-average common shares outstanding, basic and diluted	25,755	25,724	25,723	24,908

Tourmaline Bio, Inc.
Selected Condensed Consolidated Balance Sheet Data (unaudited)
(amounts in thousands)

	June 30,	December 31,
	2025	2024
Cash, cash equivalents and investments	$256,418	$294,936
Working capital	$239,006	$259,933
Total assets	$269,295	$309,001
Total stockholders’ equity	$259,192	$300,052

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Scient PR
Sarah Mishek
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Investor Contact:
Meru Advisors
Lee M. Stern
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